Exhibit 99.1

Innoviva Reports Third Quarter 2026 Financial Results; Highlights Recent Company Progress

Innoviva Specialty Therapeutics commercial momentum continues with $43.3 million generated in U.S. net product sales, representing 45% year-over-year growth

$58.1 million in quarterly revenue from durable royalty portfolio

Returned capital to shareholders through repurchase of 1.2 million shares in Q3 under $125 million buyback program

BURLINGAME, Calif. – Nov 4, 2026 – Innoviva, Inc. (NASDAQ: INVA) (“Innoviva” or the “Company”), a diversified biopharmaceutical company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (IST), and a portfolio of strategic investments in healthcare assets, today reported financial results for the third quarter ended September 30, 2026, and highlighted select corporate progress and achievements.

“IST delivered another quarter of excellent growth, with U.S. net product sales increasing 45% year-over-year to $43.3 million, keeping us on track to achieve our 2026 guidance of at least $150 million in U.S. net product sales. We are excited about the potential to meaningfully expand the reach of our products and expect operating leverage, supported by sustained fiscal discipline, to strengthen the business’s profitability as revenues grow. Marking another milestone for IST, NUZOLVENCE®, a first-in-class, single-dose oral antibiotic for the treatment of uncomplicated urogenital gonorrhea, is now commercially available in the U.S.,” said Pavel Raifeld, Chief Executive Officer of Innoviva.

“Our durable royalty portfolio, coupled with a strong balance sheet and IST’s expanding revenue base, provides a strong foundation for disciplined, value-accretive capital allocation. To that end, we evaluate new opportunities that can broaden our portfolio and further accelerate growth alongside investments in our high-potential strategic healthcare assets. We also continue to execute on our share repurchase program, reflecting our excitement and conviction in Innoviva’s long-term prospects,” concluded Mr. Raifeld.

Financial Highlights

•

Total revenue: $106.1 million, decreased modestly by 1.6% year over year compared to $107.8 million for the third quarter of 2025, as growth in U.S. net product sales was partially offset with lower royalty revenue and fluctuations in the timing of inventory sales to ex-U.S. partners.

•	Royalty revenue: gross royalty revenue from Glaxo Group Limited (“GSK”) remained stable at $58.1 million.

•

Net product sales: $49.4 million, comprising $43.3 million in U.S. net product sales and $6.1 million in ex-U.S. sales. U.S. net product sales increased 45% year-over-year, compared to $29.9 million in the same quarter of 2025. U.S. net product sales primarily consisted of $23.1 million from GIAPREZA®, $16.1 million from XACDURO®, and $3.4 million from XERAVA®.

•

Income from operations: $42.2 million, 21.9% increase compared to $34.6 million for the third quarter of 2025, primarily driven by higher U.S. net product sales, partially offset by increased operating expenses associated with the expansion of commercial activities to support future sales growth.

•

Equity and long-term investments: net unfavorable changes in fair value of equity and long-term investments totaled $139.5 million, primarily attributable to a decline in the stock price of Armata Pharmaceuticals at quarter-end. As of September 30, 2026, Innoviva’s strategic healthcare investments were valued at $535.5 million, consisting of $323.7 million invested in Armata Pharmaceuticals, $179.9 million in other strategic equity and convertible debt investments, and $31.9 million in investments held by ISP Fund.

•	Net income: net loss of $73.9 million, or $1.03 basic loss per share, driven primarily by a decrease in fair value of equity and long-term investments.

•	Cash and cash equivalents: totaled $581.4 million. Royalty and net product sales receivables totaled $102.1 million as of September 30, 2026.

Business Highlights

•	Innoviva Specialty Therapeutics (IST)

•

Updated 2026 guidance from the Infectious Diseases Society of America (IDSA) further strengthens the clinical positioning of XACDURO® (sulbactam/durlobactam for injection), reaffirming its use with imipenem or meropenem as the preferred treatment for invasive carbapenem-resistant Acinetobacter baumannii (CRAB) infections. By recommending high-dose ampicillin-sulbactam combination regimens only as temporary bridging therapy when XACDURO® is not immediately available, the updated guidance underscores the importance of timely hospital access and supports XACDURO®’s opportunity for broader adoption and continued commercial growth.

•

The 2026 Antimicrobial Resistance Threats Report from the Centers for Disease Control and Prevention identifies four pathogens in its highest threat category, requiring “urgent and aggressive action.” IST markets therapies targeting two of these pathogens — XACDURO® for carbapenem-resistant Acinetobacter and NUZOLVENCE® for drug-resistant Neisseria gonorrhoeae — reinforcing its leadership in addressing critical gaps in the treatment of drug-resistant infections.

•

NUZOLVENCE® (zoliflodacin) is now commercially available in the U.S., expanding IST’s commercial portfolio. Initial commercial efforts are focused on establishing market access, distribution and dispensing infrastructure to help eligible patients receive treatment when prescribed and support adoption over time.

•

IST presented data at IDWeek 2026, the annual meeting of IDSA, the Society for Healthcare Epidemiology of America (SHEA), the HIV Medicine Association (HIVMA), and the Pediatric Infectious Diseases Society (PIDS) for ZEVTERA® and NUZOLVENCE®, highlighting evidence generation across antimicrobial-resistant and difficult-to-treat infections.

•

XACDURO® (sulbactam/durlobactam for injection), ZEVTERA® (ceftobiprole medocaril sodium for injection), and NUZOLVENCE® (zoliflodacin) were nominated as finalists for the 2026 Prix Galien USA Award in the “Best Pharmaceutical Product” category, marking the third consecutive year an IST product has been recognized by the renowned Galien Foundation.

•	Capital Allocation

•

During the third quarter of 2026, Innoviva repurchased 1,226,948 shares for $26.3 million under its $125 million share repurchase program. Since inception, and through the end of the third quarter, the Company has repurchased 3,829,116 shares for $82.7 million, reflecting the Company’s continued confidence in its intrinsic value and long-term outlook.

About Innoviva

Innoviva is a diversified biopharmaceutical company with a core royalties portfolio, a leading critical care and infectious disease platform known as Innoviva Specialty Therapeutics (“IST”), and a portfolio of strategic investments in healthcare assets. Innoviva’s royalty portfolio includes respiratory assets partnered with Glaxo Group Limited (“GSK”). Innoviva is entitled to receive royalties from GSK on sales of RELVAR®/BREO® ELLIPTA® and ANORO® ELLIPTA®. Innoviva’s critical care and infectious disease assets under the IST platform include GIAPREZA® (angiotensin II) for increasing blood pressure in adults with septic or other distributive shock, XACDURO® (sulbactam for injection; durlobactam for injection), co-packaged for intravenous use for the treatment of adults with hospital-acquired and ventilator-associated bacterial pneumonia caused by susceptible strains of Acinetobacter baumannii-calcoaceticus, XERAVA® (eravacycline) for the treatment of complicated intra-abdominal infections in adults, ZEVTERA®(ceftobiprole), an advanced-generation cephalosporin antibiotic licensed from Basilea Pharmaceutica International Ltd, Allschwil, and NUZOLVENCE® (zoliflodacin), approved by the FDA for the oral treatment of uncomplicated urogenital gonorrhea in adults and pediatric patients 12 years of age and older weighing at least 35 kg. For more information about Innoviva, go to www.inva.com. For information about Innoviva Specialty Therapeutics, go to www.innovivaspecialtytherapeutics.com.

ANORO®, RELVAR® and BREO® are trademarks of the GSK group of companies. ZEVTERA® is a trademark of Basilea Pharmaceutica Ltd, Allschwil.

Forward-looking Statements

This press release contains certain “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, and future events. Innoviva intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “expect”, “goal”, “intend”, “objective”, “opportunity”, “plan”, “potential”, “target” and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve substantial risks, uncertainties, and assumptions. These statements are based on the current estimates and assumptions of the management of Innoviva as of the date of this press release and are subject to known and unknown risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Innoviva to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: expected cost savings; lower than expected future royalty revenue from respiratory products partnered with GSK; the commercialization of RELVAR®/BREO® ELLIPTA®, ANORO® ELLIPTA®, GIAPREZA®, XERAVA®, XACDURO®, ZEVTERA® and NUZOLVENCE® in the jurisdictions in which these products have been approved; the strategies, plans and objectives of Innoviva (including Innoviva’s growth strategy and corporate development initiatives); the timing, manner, and amount of potential capital returns to shareholders; the development of the LYNX® platform; the status and timing of clinical studies, data analysis and communication of results; the potential benefits and mechanisms of action of product candidates; expectations for product candidates through development and commercialization; the timing of regulatory approval of product candidates; and projections of revenue, expenses and other financial items; the timing, manner and amount of capital deployment, including potential capital returns to stockholders; and risks related to the Company’s growth strategy. Other risks affecting Innoviva are described under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Innoviva’s Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q, which are on file with the Securities and Exchange Commission (“SEC”) and available on the SEC’s website at www.sec.gov. Past performance is not necessarily indicative of future results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. The information in this press release is provided only as of the date hereof, and Innoviva assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

INNOVIVA, INC.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Royalty revenue, net (1)	$54,657	$59,896	$166,158	$181,583
Net product sales	49,444	47,294	142,586	113,066
License and other revenue	2,019	610	14,961	2,066

Total revenue	106,120	107,800	323,705	296,715

Cost of products sold (inclusive of amortization of inventory fair value adjustments)	15,038	25,643	52,994	45,075
Amortization of acquired intangible assets	6,700	6,618	19,880	19,640

Gross profit	84,382	75,539	250,831	232,000

Operating expenses:
Selling, general and administrative	37,015	27,291	104,024	81,194
Research and development	5,214	13,670	15,645	26,049

Total operating expenses	42,229	40,961	119,669	107,243

Income from operations	42,153	34,578	131,162	124,757
Changes in fair values of equity method investments, net	(97,585)	30,751	(71,769)	30,284
Changes in fair values of equity and long-term investments, net	(41,904)	31,510	(37,482)	(22,509)
Interest and dividend income	5,316	5,472	23,902	14,935
Interest expense	(5,472)	(4,015)	(16,381)	(13,389)
Other expense, net	(118)	(479)	(499)	(2,252)

Income (loss) before income taxes	(97,610)	97,817	28,933	131,826
Income tax benefit (expense)	23,722	(7,909)	354	(24,814)

Net income (loss)	$(73,888)	$89,908	$29,287	$107,012

Net income (loss) per share:
Basic	$(1.03)	$1.30	$0.40	$1.65
Diluted	$(1.03)	$1.08	$0.40	$1.35
Shares used to compute net income (loss) per share:
Basic	72,068	69,058	73,209	64,901
Diluted	72,068	84,964	73,969	84,576

(1)	Total net revenue is comprised of the following (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(unaudited)		(unaudited)
Royalties	$58,113	$63,352	$176,526	$191,951
Amortization of capitalized fees	(3,456)	(3,456)	(10,368)	(10,368)

Royalty revenue, net	$54,657	$59,896	$166,158	$181,583

INNOVIVA, INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash and cash equivalents	$581,394	$550,941
Royalty and product sale receivables	102,130	93,317
Inventory	42,838	39,172
Prepaid expense and other current assets	37,225	28,358
Current portion of ISP Fund investments	8,667	15,727
Property and equipment, net	2,038	1,555
Equity method and equity and long-term investments	526,791	598,223
Capitalized fees	45,770	56,138
Right-of-use assets	10,100	10,929
Goodwill	17,905	17,905
Intangible assets	162,276	182,156
Other assets	792	40,744

Total assets	$1,537,926	$1,635,165

Liabilities and stockholders’ equity
Other current liabilities	$44,795	$43,808
Accrued interest payable	231	1,618
Deferred revenue	5,004	4,270
Convertible senior notes, due 2028, net	258,822	257,731
Deferred tax liabilities, net	6,914	31,793
Income tax payable, long term	19,406	57,013
Other long term liabilities	65,236	66,091
Stockholders’ equity	1,137,518	1,172,841

Total liabilities and stockholders’ equity	$1,537,926	$1,635,165

INNOVIVA, INC.

Cash Flows Summary

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2026	2025
Net cash provided by operating activities	$128,952	$142,417
Net cash provided by (used in) investing activities	(23,685)	16,860
Net cash provided by (used in) financing activities	(74,814)	12,272

Net change	$30,453	$171,549
Cash and cash equivalents at beginning of period	550,941	304,964

Cash and cash equivalents at end of period	$581,394	$476,513

CONTACTS

Media

Amanda Brown Galgay

Vice President, Communications

amanda.galgay@inva.com

Investors

Irwin Tendler

Head of Investor Relations

Executive Director, Corporate Development

investors.relations@inva.com